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Exhibit 23.01

The Board of Directors
Barrister Information Systems Corporation

We consent to the incorporation by reference in the registration statements (No. 333-16365 and 33-23309) on Form S-8, and in the registration statement (No. 333-3701) on Form S-3 of Barrister Information System Corporation of our report dated March 12, 1999 with respect to the balance sheets of Icon Technology LLC as of December 31, 1998 and 1997, and the related statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the Form 8-K/A of Barrister Information Systems Corporation dated March 29, 1999.


/s/ KMPG LLP

Buffalo, New York
March 23, 1999